Exhibit 99.(d)(1)(C)
2004 Stock Option Plan
ARTICLE I. ESTABLISHMENT AND PURPOSE
     1.1 Establishment. Concho Equity Holdings Corp., a Delaware corporation, hereby establishes the Concho Equity Holdings Corp. 2004 Stock Option Plan, as set forth in this document.
     1.2 Purpose. The purposes of the Plan are to attract able persons to enter the employ of the Company, to encourage Employees to remain in the employ of the Company and to provide motivation to Employees to put forth maximum efforts toward the continued growth, profitability and success of the Company, by providing incentives to such persons through the ownership and/or performance of Units. Toward these objectives, Awards may be granted under the Plan to Employees on the terms and subject to the conditions set forth in the Plan.
      1.3 Effectiveness. This Plan shall become effective as of August __, 2004, the date of its approval by the holders of at least a majority of the shares of Common Stock and Series A Preferred Stock. This Plan shall be unlimited in duration and, in the event of plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards of Incentive Stock Options shall be made after August __, 2014.
ARTICLE II. DEFINITIONS
     2.1 Affiliate. “Affiliate” means a “parent corporation” or a “subsidiary corporation” of Concho, as those terms are defined in Section 424(e) and (f) of the Code.
     2.2 Award. “Award” means an award granted to a Participant in the form of an Option. All Awards shall be granted by, confirmed by, and subject to the terms of, an Award Agreement.
     2.3 Award Agreement. “Award Agreement” means a written agreement between the Company and a Participant that sets forth the terms, conditions, restrictions and/or limitations applicable to an Award.
     2.4 Board. “Board” means the Board of Directors of Concho.
     2.5 Cause. “Cause” means the termination of a Participant’s employment by reason of fraud, dishonesty, any unauthorized use or disclosure by the Participant of any confidential information or trade secrets of the Company which results in a material detriment to the Company.
     2.6 Change of Control. A “Change of Control” shall be deemed to have taken place if one or more of the following occurs:

     (a) Any person or entity, as that term is used in Section 13(d) and 14(d)(2) of the 1934 Act (other than a qualified benefit plan of Concho or an Affiliate) becomes or is discovered to be a beneficial owner (as defined in Rule 13d-3 under the 1934 Act as in effect on the Effective Date) directly or indirectly of securities of Concho representing 15% or more of the combined voting power of Concho’s then outstanding securities (other than Yorktown Energy Partners V, L.P., Yorktown Energy Partners VI, L.P., any future fund of Yorktown Partners LLC and/or any of their “affiliates” or “associates” (as both terms are defined in Rule 12b-2 under the Act) or the equity holders of any of such entities);
     (b) Individuals who, as of the Effective Date, constitute the Board cease for any reason to constitute at least a majority of the Board, unless any such change is approved by a unanimous vote of the Board in office immediately prior to such cessation;
     (c) Concho and its Affiliates shall sell or dispose of (in a single transaction or series of related transactions) business operations which generated a majority of the consolidated revenues (determined on the basis of Concho’s four most recently completed fiscal quarters) of Concho and its Affiliates immediately prior thereto or all or substantially all of its or their assets;
     (d) The Board shall approve the distribution to Concho’s shareholders of all or substantially all of Concho’s net assets or shall approve the dissolution of Concho; or
     (e) Any other transaction or series of related transactions occur which have substantially the effect of the transactions specified in any of the preceding provisions of this subsection.
     2.7 Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.
     2.8 Committee. “Committee” means, the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board to administer the Plan; provided, however, that from and after such time as Concho registers a class of equity securities under Section 12 of the Exchange Act, the committee shall consist of two or more non-employee directors, each of whom is both a “non-employee director” under Rule 16b-3 of the Exchange Act and an “outside director” under Section 162(m) of the Code. To the extent that no Committee exists that has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 or Section 162(m) of the Code, such noncompliance with such requirements shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.
     2.9 Common Stock. “Common Stock” means the common stock, $0.01 par value per share, of Concho, or any stock or other securities of Concho hereafter issued or issuable in substitution or exchange for the Common Stock.
     2.10 Company. “Company” means Concho Equity Holdings Corp. and its Affiliates.

     2.11 Concho. “Concho” means Concho Equity Holdings Corp. or any successor thereto.
     2.12 Effective Date. “Effective Date” means the date this Plan becomes effective as provided in Section 1.3.
     2.13 Employee. “Employee” means an employee of the Company.
     2.14 Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     2.15 Fair Market Value. “Fair Market Value” means (a) if the Common Stock or Preferred Stock is listed on a national securities exchange, the closing price per share on a given date, as applicable; (b) if the Common Stock or Preferred Stock is traded on an exchange or market in which prices are reported on a bid and asked price, the average of the mean between the bid and asked price for a share on a given date, as applicable; and (c) if the Common Stock or Preferred Stock is not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee, as applicable.
     2.16 Grant Date. “Grant Date” means the date an Award is granted by the Committee.
     2.17 Incentive Stock Option. “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422(b) of the Code.
     2.18 Nonqualified Stock Option. “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.
     2.19 Option. “Option” means an option to purchase Units granted to a Participant pursuant to Article VII. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option, as determined by the Committee.
     2.20 Participant. “Participant” means an Employee to whom an Award has been granted under the Plan.
     2.21 Permitted Transferee. “Permitted Transferee” means (i) a member of a Participant’s immediate family, (ii) any person sharing the Participant’s household (other than a tenant or employee of the Participant), (iii) trusts in which a person listed in (i) or (ii) above has more than 50% of the beneficial interest, (iv) a foundation in which the Participant or a person listed in (i) or (ii) above controls the management of assets, (v) any other entity in which the Participant or a person listed in (i) or (ii) above owns more than 50% of the voting interests, provided that no consideration is provided for the transfer, and (vi) any transferee permitted under applicable securities and tax laws as determined by counsel for Concho. In determining whether a person is a “Permitted Transferee,” immediate family members shall include a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships.
     2.22 Person. “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     2.23 Plan. “Plan” means this Concho Equity Holdings Corp. 2004 Stock Option Plan, as in effect from time to time.
     2.24 Preferred Stock. “Preferred Stock” means the Series A preferred stock, $0.01 par value per share, of Concho, or any stock or other securities of Concho hereafter issued or issuable in substitution or exchange for the Preferred Stock.
     2.25 Rule 16b-3. “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.
     2.26 Unit. “Unit” means one share of Common Stock and one share of Preferred Stock.
ARTICLE III. PLAN ADMINISTRATION
     3.1 Plan Administrator. The Plan shall be administered by the Committee. The Committee may delegate some or all of its power to the Chief Executive Officer of Concho or such other executive officers of Concho as the Committee deems appropriate; provided, that from and after such time as Concho registers a class of equity securities under Section 12 of the Exchange Act, (i) the Committee may not delegate its power with regard to the grant of an Award to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the period an Award to such employee would be outstanding, and (ii) if applicable, the Committee may not delegate its power with regard to the selection for participation in the Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer or other person.
     3.2 Authority of Administrator. The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms. The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the preceding sentence but subject to that certain Voting and Stockholders’ Agreement dated August ___, 2004, the Committee shall have the exclusive right to: (i) interpret the Plan and the Award Agreements executed hereunder; (ii) determine eligibility for participation in the Plan; (iii) decide all questions concerning eligibility for, and the amount of, Awards granted under the Plan; (iv) construe any ambiguous provision of the Plan or any Award Agreement; (v) prescribe the form of the Award Agreements embodying Awards granted under the Plan; (vi) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement; (vii) issue administrative guidelines as an aid to administering the Plan and make changes in such guidelines as the Committee from time to time deems proper; (viii) make regulations for carrying out the Plan and make changes in such regulations as the Committee from time to time deems proper; (ix) determine whether Awards should be granted singly, in combination or in tandem; (x) to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions and limitations; (xi) accelerate the exercise, vesting or payment of an Award when such action or actions would be in the best interests of the Company; (xii) grant Awards in replacement of Awards previously granted under the Plan or any other employee benefit plan of the Company; and (xiii) take any and all other actions the Committee deems necessary or advisable for the proper operation or administration of the Plan.
     3.3 Discretionary Authority. Subject to that certain Voting and Stockholders’ Agreement dated August __, 2004, the Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan, including, without limitation, its construction of the terms of the Plan and its determination of eligibility for participation and Awards under the Plan. The decisions of the Committee and its actions with respect to the Plan shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under the Plan, including Participants and their respective estates, beneficiaries and legal representatives.
     3.4 Liability; Indemnification. No member of the Committee nor any person to whom authority has been delegated, shall be personally liable for any action, interpretation or determination made in good faith with respect to the Plan or Awards granted hereunder, and each member of the Committee (or delegatee of the Committee) shall be fully indemnified and protected by the Company with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law.
     3.5 Public Company. From time and after such time as Concho registers a class of equity securities under Section 12 of the Exchange Act, it is intended that this Plan be administered in accordance with the disinterested administration requirements of Rule 16b-3, or any successor rule thereto. With respect to persons subject to Section 16 of the Exchange Act, if any, transactions under the Plan are intended to comply with the applicable conditions of Rule 16b-3, or any successor rule thereto. Notwithstanding the above, it shall be the responsibility of such persons, not Concho, the Board, or the Committee, to comply with the requirements of Section 16 of the Exchange Act.
ARTICLE IV. UNITS SUBJECT TO THE PLAN
     4.1 Available Units. Subject to adjustment as provided in Section 4.2, the maximum number of Units that shall be available for grant of Awards under the Plan shall not exceed (i) the sum of 2,300,000 and (ii) any Units become available under this Plan, as a result of cancellation, termination, expiration, forfeiture or lapse of an Award or as otherwise provided in Section 4.3. Units issued pursuant to the Plan may be shares of original issuance or treasury shares or a combination of the foregoing, as the Committee, in its absolute discretion, shall from time to time determine.
     4.2 Adjustments for Recapitalizations and Reorganizations.
     (a) The Units with respect to which Awards may be granted under the Plan are shares of Common Stock and Preferred Stock as presently constituted, but if, and whenever, prior to the expiration or satisfaction of an Award theretofore granted, Concho shall effect a subdivision or consolidation of shares of Common Stock or Preferred Stock or the payment of a stock dividend on Common Stock or Preferred Stock in the form of Concho’s Common Stock or Preferred Stock without receipt of consideration by Concho, the number of shares of Common Stock or Preferred Stock with respect to which such Award may thereafter be exercised or satisfied, (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the exercise price per Unit shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the exercise price per Unit shall be proportionately increased.
     (b) If Concho recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of an Award theretofore granted the Participant shall be entitled to (or entitled to purchase, if applicable) under such Award, in lieu of the number of Units then covered by such Award, the number and class of shares of stock or other securities to which the Participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Participant had been the holder of record of the number of Units then covered by such Award.
     (c) In the event of changes in the outstanding Common Stock or Preferred Stock by reason of a reorganization, merger, consolidation, combination, separation (including a spin-off or other distribution of stock or property), exchange, or other relevant change in capitalization occurring after the date of grant of any Award and not otherwise provided for by this Section 4.2, any outstanding Awards and any Award Agreements evidencing such Awards shall be subject to adjustment by the Committee in its absolute discretion as to the number, price and kind of shares or other consideration subject to, and other terms of, such Awards to reflect such changes in the outstanding Common Stock and Preferred Stock.
     (d) In the event of any changes in the outstanding Common Stock or Preferred Stock provided for in this Section 4.2, the aggregate number of Units available for grant of Awards under the Plan may be equitably adjusted by the Committee, whose determination shall be conclusive.
     4.3 Adjustments for Awards. The Committee shall have full discretion to determine the manner in which Units available for grant of Awards under the Plan are counted. Without limiting the discretion of the Committee under this Section 4.3, unless otherwise determined by the Committee, the grant of Options shall reduce the number of Units available for grant of Awards under the Plan by the number of Units subject to such Award. If any Award is canceled or forfeited, or terminates, expires or lapses, for any reason, the Units then subject to such Award shall again be available for grant of Awards under the Plan. If previously acquired Units are used to pay the exercise price of an Award, the number of Units available for grant of Awards under the Plan (other than for the grant of Incentive Stock Options) shall be increased by the number of Units delivered as payment of such exercise price. If previously acquired Units are used to pay withholding taxes payable upon exercise of an Award or Units that would be acquired upon exercise of an Award are withheld to pay withholding taxes payable upon exercise of such Award, the number of Units available for grant of Awards under the Plan (other than for the grant of Incentive Stock Options) shall be increased by the number of Units delivered or withheld as payment of such withholding taxes. If any such adjustment would result in a fractional security being (i) available under the Plan, such fractional security shall be disregarded or (ii) subject to an Award, Concho shall pay the holder of such Award, in connection with the exercise of such Award, in whole or in part occurring after such adjustment, an amount in cash determined by multiplying (x) the fraction of such security (rounded to the nearest hundredth) by (y) the excess, if any, of the Fair Market Value on the exercise date over the exercise price, if any, of such Award.

ARTICLE V. ELIGIBILITY
     Subject to that certain Voting and Stockholders’ Agreement dated August ___, 2004, all Employees are eligible to participate in the Plan. The Committee shall recommend, from time to time, Participants from those Employees who, in the opinion of the Committee, can further the Plan’s purposes. Once a Participant is recommended for an Award by the Committee, the Committee shall determine the type and size of Award to be granted to the Participant and shall establish in the related Award Agreement the terms, conditions, restrictions and/or limitations applicable to the Award, in addition to those set forth in the Plan and the administrative rules and regulations, if any, established by the Committee.
ARTICLE VI. FORM OF AWARDS
     Awards may, at the Committee’s sole discretion, be granted under the Plan in the form of Options pursuant to Article VII. The Committee may, in its absolute discretion, subject any Award to such other terms, conditions, restrictions and/or limitations (including, but not limited to, the time and conditions of exercise, vesting or payment of an Award and restrictions on transferability of any Units issued or delivered pursuant to an Award), provided they are not inconsistent with the terms of the Plan. From time and after such time as Concho registers a class of equity securities under Section 12 of the Exchange Act, the Committee may, but is not required to, subject an Award to such conditions as it determines are necessary or appropriate to ensure than an Award constitutes “qualified performance based compensation” within the meaning of Section 162(m) of the Code and the regulations thereunder. Awards under the Plan need not be uniform.
ARTICLE VII. OPTIONS
     7.1 General. Awards may be granted to Employees in the form of Options. Options granted under the Plan may be Incentive Stock Options or Nonqualified Stock Options, or a combination of both.
     7.2 Terms and Conditions of Options. An Option shall be exercisable in whole or in such installments and at such times as may be determined by the Committee, however, an Option must be exercised for a whole Unit. The price at which a Unit may be purchased upon exercise of a Nonqualified Stock Option shall be determined by the Committee, but such exercise price shall not be less than 50% of the Fair Market Value per share of Common Stock and Preferred Stock included in a Unit on the Grant Date. Except as otherwise provided in Section 7.3, the term of each Option shall be as specified by the Committee.
     7.3 Restrictions Relating to Incentive Stock Options. Options granted in the form of Incentive Stock Options shall, in addition to being subject to the terms and conditions of Section 7.2, comply with Section 422(b) of the Code. Accordingly, no Incentive Stock Options shall be granted later than ten years from the date of adoption of the Plan by the Board. In addition, no Incentive Stock Option shall be exercisable after the expiration of ten years from the Grant Date. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock and Preferred Stock included in a Unit with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of Concho and its Affiliates exceeds $100,000, such excess Incentive Stock Options shall be treated as options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with the applicable provisions of the Code, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. The price at which a Unit may be purchased upon exercise of an Incentive Stock Option shall be determined by the Committee, but such exercise price shall not be less than 100% of the Fair Market Value of a share of Common Stock and Preferred Stock included in a Unit on the Grant Date, as applicable. No Incentive Stock Option shall be granted to an Employee under the Plan if, at the time such Option is granted, such Employee owns stock possessing more than 10% of the total combined voting power of all classes of stock of Concho or its Affiliates, within the meaning of Section 422(b)(6) of the Code, unless (i) on the Grant Date of such Option, the exercise price of such Option is at least 110% of the Fair Market Value of the Common Stock and Preferred Stock, as applicable, subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the Grant Date of the Option.
     7.4 Additional Terms and Conditions. The Committee may subject any Award of an Option to such other terms, conditions, restrictions and/or limitations as it determines are necessary or appropriate, provided they are not inconsistent with the Plan.
     7.5 Exercise of Options.
     (a) Subject to the terms and conditions of the Plan, Options shall be exercised by the delivery of a written notice of exercise to Concho, setting forth the number of Units with respect to which the Option is to be exercised, accompanied by the Optionee’s preference for full payment for such Units.
     (b) Upon exercise of an Option, the exercise price of the Option shall be payable to Concho in full either: (i) in cash or an equivalent acceptable to the Committee, (ii) in the absolute discretion of the Committee and in accordance with any applicable administrative guidelines established by the Committee, (A) by tendering one or more previously acquired, fully paid, nonforfeitable, unrestricted Units that have been held by the Participant for at least six months having an aggregate Fair Market Value at the time of exercise equal to the total exercise price (including an actual or deemed multiple series of exchanges of such Units) or (B) with respect to Nonqualified Stock Options only, withholding Units which otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the total exercise price, or (iii) in a combination of the forms of payment specified in clauses (i) and (ii) above.
     (c) From and after such time as the Common Stock and Preferred Stock is registered under Section 12 of the Exchange Act, payment of the exercise price of an Option may also be made, in the absolute discretion of the Committee, by delivery to Concho or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Units with respect to which the Option is exercised and deliver the sale or margin loan proceeds directly to Concho to pay the exercise price and any required withholding taxes.
     (d) As soon as reasonably practicable after receipt of written notification of exercise of an Option and full payment of the exercise price and any required withholding taxes, Concho shall deliver to the Participant, in the Participant’s name, a stock certificate or certificates in an appropriate amount based upon the number of Units purchased under the Option.
     7.6 Termination of Employment. Each Award Agreement embodying the Award of an Option shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment with the Company. Such provisions shall be determined by the Committee in its absolute discretion, need not be uniform among all Options granted under the Plan and may reflect distinctions based on the reasons for termination of employment. In the event a Participant’s Award Agreement embodying the award of an Option does not set forth such termination provisions, the following termination provisions shall apply with respect to an Award:

     (a) Death or Disability. If the employment of a Participant shall terminate by reason of death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code), each outstanding Option held by the Participant may be exercised, to the extent then vested, until the earlier of (i) the expiration of one year from the date of such termination of employment, or (ii) the expiration of the term of such Option.
     (b) Other Termination. If the employment of a Participant shall terminate for any reason other than a reason set forth in paragraph (a) above or paragraph (c) below, whether on a voluntary or involuntary basis, each outstanding Option held by the Participant may be exercised, to the extent then vested, until the earlier of (i) the expiration of three months from the date of such termination of employment, or (ii) the expiration of the term of such Option.
     (c) Termination for Cause. Notwithstanding paragraphs (a) and (b) above, if the employment of a Participant is terminated for Cause, all outstanding Options held by the Participant shall immediately be forfeited to Concho and no additional exercise period shall be allowed, regardless of the vested status of the Option.
ARTICLE VIII. CHANGE OF CONTROL
     Immediately prior to a Change or Control, any portion of an Awards subject to time vesting shall automatically vest and become payable or exercisable, as the case may be, in full. However, any portion of an Award subject to performance vesting shall not automatically vest and become payable or exercisable, in part or in full. To the extent that an Option is not exercised within ten (10) days of a Change of Control, the Committee may, in its discretion, cancel any such Award and pay to the Participant an amount in cash equal to the excess, if any, of the aggregate Fair Market Value of the Units subject to the Award as of the date of the Change of Control over the aggregate purchase or strike price thereunder, or provide for a replacement Award with respect to such property and on such terms as it deems appropriate.
ARTICLE IX. AMENDMENT AND TERMINATION
     9.1 Plan Amendment and Termination. The Board may at any time suspend, terminate, amend or modify the Plan, in whole or in part; provided, however, that no amendment or modification of the Plan shall become effective without the approval of such amendment or modification by the stockholders of Concho (i) if such amendment or modification increases the maximum number of Units subject to the Plan (except as provided in Article IV) or changes the designation or class of persons eligible to receive Awards under the Plan, or (ii) if counsel for Concho determines that such approval is otherwise required by or necessary to comply with applicable law. Upon termination of the Plan, the terms and provisions of the Plan shall, notwithstanding such termination, continue to apply to Awards granted prior to such termination. No suspension, termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the consent of the Participant (or the Permitted Transferee) holding such Award.
     9.2 Award Amendment and Cancellation. The Board may amend the terms of any outstanding Award granted pursuant to this Plan, but no such amendment shall adversely affect in any material way the Participant’s (or a Permitted Transferee’s) rights under an outstanding Award without the consent of the Participant (or the Permitted Transferee) holding such Award. The Board may, with a Participant’s (or a Permitted

Transferee’s) written consent, cancel any outstanding Award held by such Participant (or Permitted Transferee) in exchange for a new Award.
ARTICLE X. MISCELLANEOUS
     10.1 Award Agreements. After the Committee grants an Award under the Plan to a Participant, Concho and the Participant shall enter into an Award Agreement setting forth the terms, conditions, restrictions and/or limitations applicable to the Award and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Award Agreements need not be identical. All Award Agreements shall be subject to the provisions of the Plan, and in the event of any conflict between an Award Agreement and the Plan, the terms of the Plan shall govern.
     10.2 Additional Conditions. Notwithstanding anything in the Plan to the contrary: (i) Concho may, if it shall determine it necessary or desirable for any reason, at the time of grant of any Award or the issuance of any Units pursuant to any Award, require the recipient of the Award or such Units, as a condition to the receipt thereof, to deliver to Concho a written representation of present intention to acquire the Award or such Units for his or her own account for investment and not for distribution; (ii) the certificate for Units issued to a Participant may include any legend which the Committee deems appropriate to reflect any restrictions on transfer, and (iii) all certificates for Units delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which the Common Stock or Preferred Stock is then quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
     10.3 Transferability. No Award shall be subject to execution, attachment or similar process. No Award of Incentive Stock Options may be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of, other than by will or pursuant to the applicable laws of descent and distribution. If provided in the Award Agreement, all other Awards may be transferred by a Participant to a Permitted Transferee and by a Permitted Transferee to another person or entity who or which is a Permitted Transferee with respect to Optionee or to the Optionee. Any attempted sale, transfer, pledge, exchange, hypothecation or other disposition of an Award not specifically permitted by the Plan or the Award Agreement shall be null and void and without effect. All Awards granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant, or if applicable, a Permitted Transferee. In the event of the Participant’s legal incapacity, an Award may be exercised by his or her guardian or legal representative.
     10.4 Withholding Taxes. The Company shall be entitled to deduct from any payment made under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment, may require the Participant to pay to the Company such withholding taxes prior to and as a condition of the making of any payment or the issuance or delivery of any Units under the Plan, and shall be entitled to deduct from any other compensation payable to the Participant any withholding obligations with respect to Awards under the Plan. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from or with respect to an Award by (i) withholding Units from any payment of Units due as a result of such Award, or (ii) permitting the Participant to deliver to the Company previously acquired Units, in each case having a Fair Market Value equal to the amount of such required withholding taxes. No payment shall be made and no Units shall be issued pursuant to any Award unless and until the applicable tax withholding obligations have been satisfied.

     10.5 No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award granted hereunder, and except as otherwise provided herein, no payment or other adjustment shall be made in respect of any such fractional Unit.
     10.6 Notices. All notices required or permitted to be given or made under the Plan or any Award Agreement shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified United States mail, postage prepaid, return receipt requested, (iii) sent by prepaid overnight courier service, or (iv) sent by telecopy or facsimile transmission, answer back requested, to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith. Such notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by telecopy or facsimile transmission, when the answer back is received. Concho or a Participant may change, at any time and from time to time, by written notice to the other, the address that it or such Participant had theretofore specified for receiving notices. Until such address is changed in accordance herewith, notices hereunder or under an Award Agreement shall be delivered or sent (i) to a Participant at his or her address as set forth in the records of Concho or (ii) to Concho at the principal executive offices of Concho clearly marked “Attention: President and Secretary.”
     10.7 Binding Effect. The obligations of Concho under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of Concho, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of Concho. The terms and conditions of the Plan shall be binding upon each Participant and his or her heirs, legatees, distributees and legal representatives.
     10.8 Severability. If any provision of the Plan or any Award Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or such agreement, as the case may be, but such provision shall be fully severable and the Plan or such agreement, as the case may be, shall be construed and enforced as if the illegal or invalid provision had never been included herein or therein.
     10.9 No Restriction of Corporate Action. Nothing contained in the Plan shall be construed to prevent Concho or any Affiliate from taking any corporate action (including any corporate action to suspend, terminate, amend or modify the Plan) that is deemed by Concho or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Awards made or to be made under the Plan. No Participant or other person shall have any claim against Concho or any Affiliate as a result of such action.
     10.10 Governing Law. The Plan shall be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Delaware except as superseded by applicable federal law.
     10.11 No Right, Title or Interest in Company Assets. No Participant shall have any rights as a stockholder of Concho as a result of participation in the Plan until the date of issuance of a stock certificate in his or her name. To the extent any person acquires a right to receive payments from Concho under the Plan, such rights shall be no greater than the rights of an unsecured general creditor of Concho, and such person shall not have any rights in or against any specific assets of Concho. All of the Awards granted under the Plan shall be unfunded.
     10.12 Risk of Participation. Nothing contained in the Plan shall be construed either as a guarantee by Concho or its Affiliates, or their respective stockholders, directors, officers or employees, of the value of any assets of the Plan or as an agreement by Concho or its Affiliates, or their respective stockholders, directors, officers or employees, to indemnify anyone for any losses, damages, costs or expenses resulting from participation in the Plan.
     10.13 No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including, but not limited to, Concho and the Affiliates and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to any Awards or payments thereunder made to or for the benefit of a Participant under the Plan or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.
     10.14 Continued Employment. Nothing contained in the Plan or in any Award Agreement shall confer upon any Participant the right to continue in the employ of the Company, or interfere in any way with the rights of the Company to terminate a Participant’s employment at any time, with or without cause.
     10.15 Miscellaneous. Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction of the Plan or any provisions hereof. The use of the masculine gender shall also include within its meaning the feminine. Wherever the context of the Plan dictates, the use of the singular shall also include within its meaning the plural, and vice versa.

     IN WITNESS WHEREOF, this Plan has been executed as of this ___day of August 2004.

CONCHO EQUITY HOLDINGS CORP.
By:
Name:
Title: